Old Point Financial Corporation Welcomes Penact

October 3, 2013, Hampton, VA – Old Point Trust and Financial Services, NA, a subsidiary of Old Point Financial Corporation, is proud to announce the acquisition of assets and operations of Penact Associates, Incorporated.  Penact has served the Hampton Roads and Northeast North Carolina regions for over 25 years and engages exclusively in providing personalized retirement plan design, implementation, administration, plan consulting, actuarial, and related services for small to medium sized businesses.

The acquisition, which took place October 1, 2013, will provide benefits to both organizations and their clients.  Old Point Trust currently provides a full-range of retirement services to their customers and, with the addition of Penact, will be able to increase its overall expertise, 401(k) portfolio, and its ability to service clients.  This strategic move is just another step in the continued growth and success of Old Point Trust and Financial Services.  Excited for the future, Gene Jordan, President of Old Point Trust, said, “Old Point believes in providing services today and also for your future.  Penact will enable our teams to proactively respond and better serve our customers, every day.”

Joe Witt, Old Point Senior Executive Vice President, said “The addition of Penact to the Old Point family increases our capabilities by providing value-added services to our clients.  Many of our customers will now be able to utilize our payroll, treasury, and retirement services to increase their operational efficiencies.  Old Point is committed to helping our corporate and small business clients grow.”

The Penact employees will continue their efforts as part of the Old Point Team.  These talented individuals come to us with a great deal of expertise, and we proudly welcome them to Old Point Financial Corporation.

Pictured from left: Jennie Taylor, Deborah Henry, Becky Nicholas, and Maureen Ringo.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.